Exhibit 99.1

EMRISE
NEWS	CORPORATION

611 Industrial Way
Eatontown, NJ 07724
(732) 389-0355 • (732) 460-0214
www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:	Allen & Caron, Inc
John Donovan	Rene Caron (investors)
Chief Financial Officer	Len Hall (media)
(732) 387-5790	949-474-4300
jdonovan@emrise.com	rene@allencaron.com
len@allencaron.com

EMRISE CORPORATION ANNOUNCES RECEIPT OF NYSE ARCA NON-COMPLIANCE LETTER

EATONTOWN, New Jersey — May 28, 2010 — EMRISE CORPORATION (NYSE Arca:ERI) today announced that on May 24, 2010, EMRISE Corporation (the “Company”) received notice from the staff of the NYSE Arca, Inc. (the “NYSE Arca”) that it was no longer in compliance with the minimum total net tangible assets and net worth amounts required for continued listing on the NYSE Arca under NYSE Arca Equities Rule 5.5(h)(3) (the “Notice”).  We no longer comply with such continued listing requirements because we had total net tangible assets of less than $500,000 and net worth of less than $2 million at both December 31, 2009 and March 31, 2010.  On May 29, 2010, we notified the NYSE Arca of our intent to cure our compliance deficiency through the sale of assets and payment of debt according to a plan previously submitted and approved by the NYSE Arca Listing Staff in connection with a similar notice (the “Plan”).

On January 5, 2010, EMRISE received a similar notice that it was no longer in compliance with the minimum $1.00 per share price required for continued listing on the NYSE Arca under NYSE Arca Equities Rule 5.5(h)(4).  On January 11, 2010, we notified the staff of the NYSE Arca of our intent to cure such deficiency by selling certain of our assets and retiring substantially all of our debt, including debt to our current lender and other debtholders.  The NYSE Arca accepted such request and Plan on March 1, 2010 and we have already implemented certain of the steps outlined in that Plan.  After our announcement of acceptance of the Plan and the initial implementation of such steps, the price of our common stock has increased.

EMRISE Chairman and CEO Carmine T. Oliva said the decline in total net tangible assets and net worth is primarily the result of the reclassification of the Company’s credit facility related debt from long to short term debt and the recording of additional earn-out obligations in connection with the 2008 acquisition of its ACC subsidiary.  This resulted in a deterioration of the Company’s working capital, total net tangible assets and net worth.

“To date, we have succeeded in selling certain assets of the Company pursuant to our repayment plan with our lender in an effort to repay our obligations,” Oliva added.  “If we are successful in selling the additional assets, then we expect we will be able to retire substantially all of our debt, including debt to our primary lender and to other debtholders.  We anticipate that subsequent to the repayment of our debt obligations, the Company’s total net tangible assets and net worth will exceed the NYSE Arca’s minimum compliance requirements for continued listing, and we believe that the price of our common stock can subsequently meet or exceed the minimum $1.00 closing price requirement.”

If the NYSE Arca accepts our Plan, which is the same plan already accepted in March 2010 appropriately updated and is currently being implemented, our common stock will continue to be listed on the NYSE Arca with the trading symbol extension “.BC” to denote our non-compliance during the cure period.  In the event that we are not able to attain total net tangible assets of at least $500,000 and net worth of at least $2 million by the expiration of our cure period, the NYSE Arca is expected to commence suspension and delisting procedures.  There can be no assurance that the NYSE Arca will accept our Plan and allow for the cure period under the Plan, that we will be able to implement the Plan within the prescribed timeframe, or that implementation of the Plan will have a positive effect on our total net tangible assets, net worth and stock price in the prescribed time period.

Upon receipt of the NYSE Arca’s response to our request to allow for a cure period pursuant to the Plan, EMRISE will file an additional Form 8-K and will issue another press release regarding the NYSE Arca’s response.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets.  EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks.  Primary growth driver applications for EMRISE products include the use of its RF devices in radio-controlled improvised explosive device (RCIED) jamming systems, and the use of its Network Timing and Synchronization products in edge networks.  EMRISE serves customers in North America, Europe and Asia through operations in the United States, England and France.  The Company has built a worldwide base of customers including a majority of the Fortune 100 in the U.S. that do business in markets served by EMRISE and many similar-size companies in Europe and Asia.  For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including without limitation, possible approval by the Staff of the NYSE Arca of a cure period under the Plan, closing and timing of the sale of assets, and the possible improvement of the Company’s stock price, total net tangible assets and net worth, are all forward-looking statements that involve a number of risks and uncertainties.  Actual future events could differ from those statements.  Factors that could cause or contribute to such differences include, but are not limited to, any determination that the Staff of the NYSE Arca may make as to the Company’s listing status and compliance, failure of the Company’s stock price to improve, failure of the Company’s total net tangible assets and net worth to improve, failure to complete certain sales of assets to facilitate the repayment of the Company’s obligations on a timely basis, if at all, and other risks as contained in the Company’s public statements and its periodic reports and other filings with the U.S. Securities and Exchange Commission.

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